(Charter Bank Letterhead)

                            NEWS RELEASE

                          For Immediate Release
                          August 13, 1996

                          For More Information

                          Contact:

                          John A. Becker, President and CEO
                          Charter Financial, Inc.
                          (618) 443-2166

                          Taffie Helleny, Chairman
                          Home Federal Savings Bank
                          (618) 529-2900


       CHARTER FINANCIAL, INC. AND HOME FEDERAL SAVINGS BANK

                EXECUTE DEFINITIVE MERGER AGREEMENT

     Sparta, IL (August 13, 1996) - John A. Becker, President and Chief Executive Officer of Charter Financial, Inc. (NASDAQ N-Mkt:
CBSB) and Taffie Helleny, Chairman of Home Federal Savings Bank, Carbondale, IL, announced today the execution of a definitive agreement under the terms of which Charter Financial, Inc., intends to acquire Home Federal Savings Bank for a purchase price of $21.00 per share, in cash (as may be adjusted in the event transaction expenses exceed a specified threshold). The acquisition purchase price will be approximately $6.3 million.

     The acquisition is subject to approval by shareholders of Home Federal Savings Bank and to receipt of regulatory approval. The closing of the transaction is contemplated in the first quarter of 1997.

     Charter Financial, Inc., headquartered in Sparta, Illinois, is the holding company for Charter Bank, S.B. (the "Bank"). The Bank is an Illinois chartered, FDIC insured savings bank conducting its business from its headquarters in Sparta, Illinois and six branches located in Anna, Carbondale, DuQuoin, Marion, Murphysboro and Steeleville, Illinois. Charter Financial, Inc. reported net income for the third quarter of fiscal year 1996 of $1.1 million or $.22 per share resulting in a return on average assets and return on average stockholders' equity of 1.30% and 6.70%, respectively. Charter Financial's total assets increased $82 million or 28.7% to $367 million at June 30, 1996 from $285 million at June 30, 1995. The book value per share of Charter Financial, Inc. common stock at June 30, 1996 was $13.08.

     Home Federal Savings Bank is an FDIC-insured savings bank conducting its business from its headquarters located in Carbondale, Illinois. Home Federal Savings Bank reported net income for fiscal year ended March 31, 1996 of $335,000 or $1.26 earnings per share resulting in a return on average assets and a return on average stockholders' equity of 1.04% and 7.4%, respectively. Home Federal Savings Bank had total assets as of June 30, 1996 of $33 million. The book value per share of Home Federal Savings Bank common stock at June 30, 1996 was $16.25.

     Commenting on the proposed transaction, Mr. Becker stated, "We are pleased at the prospect of Home Federal Savings Bank becoming a part of Charter Financial, Inc. Home Federal Savings Bank will complement our existing branch network. The acquisition is anticipated to be accretive to Charter Financial, Inc.'s net earnings."

     Patricia Shay, President of Home Federal Savings Bank, added, "We look forward to the merger of Home Federal Savings Bank with Charter Financial, Inc. We believe the transaction is in the best interest of Home Federal Savings Bank, its shareholders and customers. The two companies have complementary market areas and similar product lines. The customers will be served by the larger combined company, which will continue Home Federal Savings Bank's tradition of providing quality products and services to its customers."